EXHIBIT 99.1

NEWS RELEASE For Immediate Release February 26, 2004	Contact: Charles A. Post SVP-Corporate Strategy and Capital Markets (703) 273-7500

SUNRISE REPORTS FOURTH-QUARTER 2003 EPS OF $0.67

Revenues Under Management Up 160 Percent to $1.7 Billion Annual Run-Rate; Debt Reduced 51
Percent; Re-Affirms 2004 EPS Guidance

     McLean, Va.—Sunrise Senior Living, Inc. (NYSE: SRZ), today reported fourth-quarter 2003 earnings per share of $0.67 (diluted) compared to $0.82 (diluted) per share in the fourth quarter of 2002. The $0.15 per share decrease was due to $14.4 million or $0.37 per share lower income from property sales, partially offset by increased earnings from Sunrise’s management services operations. For 2003, Sunrise reported earnings per share of $2.63 (diluted), or 18 percent above 2002 earnings per share of $2.23 (diluted). Fourth-quarter and 2003 earnings per share results were in-line with the Company’s guidance even though its fully diluted share count was approximately 900,000 shares higher than expected when Sunrise provided guidance in its third-quarter 2003 earnings release. The 48 percent increase in the Company’s stock price in the fourth quarter of 2003 resulted in a higher than expected fully diluted share count and impacted fourth-quarter and full-year 2003 earnings per share by $0.03 and $0.02, respectively.

     Fourth-quarter 2003 earnings excluding income from property sales ($12.4 million or $0.32 per share) and one-time transition expenses associated with the Marriott Senior Living transaction ($2 million or $0.05 per share), more than doubled to $0.40 per share, compared to fourth-quarter 2002 earnings excluding income from property sales ($26.8 million or $0.64 per share) of $0.18 per share (there were no transition expenses in the fourth quarter of 2002). Sunrise believes earnings per share excluding income from property sales and transition expenses is a helpful measure in understanding its operating results in light of the Company’s management services transformation and the non-recurring nature of the transition expenses.

     The continued strong growth in earnings excluding income from property sales and one-time transition expenses is due to the Company’s transition to a management services operating model and was generated by:

•	A $20.3 million, or 233 percent increase in management services revenues less management services expenses for the fourth quarter of 2003 versus the fourth quarter of 2002. This increase was primarily due to a 160 percent increase in revenues under management, generated by growth in Sunrise’s operating portfolio as a result of the Marriott Senior Living acquisition, new community openings and other new management business.

•	A $3.4 million reduction in interest expense from the fourth quarter of 2003 versus the fourth

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Sunrise Reports Fourth-Quarter 2003 EPS of $0.67/page 2

quarter of 2002 as a result of a $234 million decrease in debt.

•	The impact of the Company’s share repurchase program, which resulted in a 5.4 percent decrease in the diluted share count in the fourth quarter of 2003 versus the fourth quarter of 2002 (despite the additional diluted shares resulting from the increase in the Company’s stock price in the fourth quarter of 2003).

     “2003 was an important milestone year in Sunrise history and I am very proud of the performance of our 30,000 plus team members,” said Paul Klaassen, Sunrise Senior Living chairman and CEO. “During the year we more than doubled our resident capacity and revenues under management, successfully closed and substantially integrated the Marriott Senior Living and EdenCare acquisitions, completed the sale/long-term manage back of 43 consolidated communities for $438 million, and completed our transition to a management services company. More importantly, we continued to provide the highest quality care and services to our residents. As we move into 2004, we provide a greater variety of services in more communities and locations than ever before; our revenue and earnings stream is based on long-term management contracts; our balance sheet, with lower debt and strong cash balances, has never been in better shape; and, we continue to find attractive growth opportunities for the future.”

     Portfolio Growth

     In the fourth quarter of 2003, Sunrise opened five communities developed by Sunrise. Four of the newly developed communities are owned by Sunrise joint ventures and one is wholly owned by a third party.

     Also during the fourth quarter of 2003, Sunrise began managing, pursuant to long-term management contracts, 22 EdenCare Senior Living Services (“EdenCare”) communities (approximately 2,000 resident capacity), located in the southern United States.

     As of December 31, 2003, Sunrise operated 373 open communities. Sunrise owned 100 percent of 37 communities, leased 29 communities, had a minority ownership position in another 120 communities and operated 187 communities for third-party owners in which Sunrise has no ownership position.

     Sunrise began construction on six new properties in the fourth quarter of 2003, including two properties in the United Kingdom and its first two properties in Germany. At the end of the fourth quarter of 2003, Sunrise had 16 communities under construction that are expected to open over the next four quarters. Of those openings, eight are in joint ventures, four are currently being developed on balance sheet (expected to be contributed to joint ventures) and four will be wholly owned by a third party (a schedule of openings by quarter is provided in Sunrise’s supplemental disclosure).

     Operational Highlights

     As a result of revenue increases and continued growth in Sunrise’s operating portfolio, primarily due to the Marriott Senior Living acquisition, revenues under management increased 160 percent to $417 million in the fourth quarter of 2003 from $160.5 million in the fourth quarter of 2002. For 2003, revenues under management increased by 131 percent to $1.4 billion from $598 million in 2002. Revenues under management include revenues generated by Sunrise’s consolidated communities,

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Sunrise Reports Fourth-Quarter 2003 EPS of $0.67/page 3

communities owned in joint ventures and communities owned by third parties that are managed by Sunrise.

     During the fourth quarter of 2003, Sunrise had 130 communities (10,613 resident capacity) that were classified as “same-store” owned communities. Fourth-quarter 2003 revenue for this portfolio increased 7.4 percent over the fourth quarter of 2002 as a result of a 5.8 percent increase in average daily rate ($129.37 compared to $122.26) and a 1.2 percent increase in occupancy (91.1 percent compared to 90 percent). Operating expenses for this portfolio increased 12.3 percent in the fourth quarter of 2003 over the year earlier period primarily as a result of increased insurance expense, labor and employee benefit costs and real estate taxes.

     “Strong increases in both occupancy and average daily rate for our overall portfolio and our same-store portfolio led to revenue growth above our expectations. We attribute this strong revenue performance to the growing demand for senior living services, our expanded service offerings and locations and the track record we have built over the last 20 years,” said Sunrise President Thomas Newell. “Expense growth continued to be a challenge in the fourth quarter resulting in essentially flat operating performance from our same-store portfolio for the quarter and the full-year. While labor wage costs increases remained consistent with revenue growth, other operating expenses such as employee benefits, insurance and real estate taxes drove above-average operating expense increases. Given our performance in 2004 to date, including moderating insurance and benefit expenses, we expect same-store revenue to increase again more than 7 percent in the first quarter of 2004, with operating expenses increasing less than 7 percent.”

     Financing and Capital Overview

     Sunrise ended 2003 with $103 million of cash and cash equivalents. In addition to its cash position and cash generated from operations, Sunrise has a $200 million corporate credit facility (no amounts currently outstanding).

     Debt at the end of 2003 was $223 million, which consisted of $120 million of 5.25 percent convertible subordinated notes, $78 million of mortgage debt secured by Sunrise’s remaining wholly owned properties (open and under construction) and $25 million of life care bonds. Approximately 81 percent of the Company’s debt was fixed (4.8 percent weighted average rate) and 19 percent was floating (3.3 percent weighted average rate) with a weighted average interest rate of 4.5 percent. As of December 31, 2003, Sunrise had $22 million of debt maturing in the next 12 months consisting primarily of secured mortgage financing on five properties. Debt declined on a year-over-year basis by $234 million and is 22 percent of total assets as of the end of the fourth quarter of 2003 versus 41 percent at the end of the fourth quarter of 2002.

     During 2003, Sunrise completed sale/long-term manage back transactions for 43 consolidated communities valued at approximately $438 million. In addition, Sunrise announced agreements with CNL Retirement Properties, Inc., and The Carlyle Group, a global private equity investment firm, to develop eight senior living communities in the United States. These transactions resulted in debt reduction of approximately $215 million and generated approximately $240 million of pre-tax proceeds.

     With the closing of these transactions, Sunrise has 66 remaining consolidated and majority owned

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Sunrise Reports Fourth-Quarter 2003 EPS of $0.67/page 4

communities. Twenty-nine of the communities are leased and 37 communities (2,490 resident capacity) are wholly owned. The 37 remaining wholly owned communities have a book value of approximately $281 million and secure $60 million of debt.

     Repurchase Program

     During the fourth quarter of 2003, Sunrise repurchased 1.9 million shares of its common stock at a weighted average price of $29.85 per share and repurchased $3.5 million face value of its 5.25 percent convertible subordinated notes. Sunrise has now completed approximately $133 million of its $150 million repurchase program (4.7 million shares at an average price of $27.05 and $5 million of the Company’s 5.25 percent convertible subordinated notes), leaving an additional $17 million of availability through May 2004. The Company’s Board of Directors will consider expanding the repurchase program at its next regularly scheduled meeting.

     Outlook, Earnings and Cash Flow

     In 2004 and beyond, Sunrise expects its growth in earnings per share excluding income from property sales will be driven by:

•	4 percent to 6 percent growth from its existing portfolio of owned and managed communities through increased revenue from higher occupancy and average daily rates and controlling operating and general and administrative expenses.

•	8 percent to 10 percent growth from expansion of the Company’s operating portfolio through new construction and new third-party management contracts.

     In addition, Sunrise’s 2004 results should benefit from:

•	A full year of operating the Marriott Senior Living and EdenCare portfolios.

•	Continued redeployment of proceeds from the Company’s sale/long-term manage back program from cash to higher yielding investments.

•	Lower interest expense as a result of significant debt reduction.

•	Improved performance from our international operations.

     Sunrise expects its revenues under management will increase to over $1.8 billion in 2004, or more than 30 percent above 2003 levels of $1.4 billion. Sunrise believes that revenues under management is an important measure in evaluating the Company’s financial performance.

     In 2004, Sunrise is targeting general and administrative expenses as a percentage of revenues under management at or below 4 percent. Sunrise believes this is an important measure of its effectiveness as a manager. For 2003, Sunrise improved this ratio to 4.5 percent (excluding transition expenses) from 6.2 percent in 2002.

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Sunrise Reports Fourth-Quarter 2003 EPS of $0.67/page 5

     Sunrise reaffirms its previous EPS guidance for 2004 of $1.55 to $1.65, excluding income from property sales (no transition expenses are expected in 2004). Sunrise guidance includes an expected increase in the effective tax rate to 37 percent in 2004 from 36 percent in 2003.

     In 2004, Sunrise expects to recognize approximately $25 million ($0.63 per share) of income from property sales for transactions completed in 2003. Sunrise plans to continue its sale/long-term manage back program; however, the Company’s guidance does not assume any additional sale/long-term manage back transactions in 2004. Additional income from sales guidance will be provided upon announcement of any potential transactions.

     Quarterly guidance for the first quarter of 2004 is $0.59 to $0.61 per share. First-quarter guidance includes approximately $12 million ($0.30 per share) of income from property sales, based on meeting certain operating and financing contingencies on previously closed transactions. Excluding estimated income from property sales, Sunrise expects earnings per share to be approximately $0.29 to $0.31 in the first quarter of 2004, a 190 percent to 210 percent increase over the first-quarter 2003 earnings per share of $0.10 excluding income from property sales ($19.8 million or $0.48 per share) and transition expenses ($1 million or $0.02 per share).

     Sunrise anticipates first-quarter 2004 earnings per share excluding income from property sales will be lower than fourth-quarter 2003 results due to lower incentive fee income, fewer construction starts (two in the first quarter of 2004 versus six in the fourth quarter of 2003) and therefore lower pre-opening management fees, a higher effective tax rate and an expected increase in the fully diluted share count. For the balance of 2004, Sunrise expects its earnings per share excluding income from property sales and transition expenses to increase particularly in the second half of 2004 as revenues and earnings from the existing portfolio increase, management fees from new community openings and new management contracts are received, management fees from new construction starts are generated (the majority of starts are expected to occur in the second half of 2004) and incentive fees are achieved (expected to be generated primarily in the third and fourth quarters of 2004).

     Sunrise expects to continue to generate cash flow from operations in excess of its future growth requirements and capital expenditures on its consolidated portfolio. Accordingly, the Company is evaluating potential uses for the combination of its current cash balances and expected surplus cash flow, including increasing cash balances, further debt reduction, additional stock repurchases, payment of a dividend or additional investments to acquire or expand complementary lines of senior living management business such as the Sunrise At Home assisted living business.

     Annual Stockholders’ Meeting

     Sunrise will hold its 2004 annual meeting of stockholders on Wednesday, May 12, 2004 at 9 a.m. ET at The Ritz-Carlton, Tysons Corner, located at 1700 Tysons Blvd., McLean, Va. Matters to be considered at the 2004 annual meeting include the election of directors and the approval of a new stock option and restricted stock plan.

     In accordance with the Company’s bylaws, written notice of any business to be brought by any stockholder at the 2004 annual meeting and nominations of persons for election to the Company’s Board of Directors must be delivered to, or mailed to and received by, the secretary of the Company at its

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Sunrise Reports Fourth-Quarter 2003 EPS of $0.67/page 6

principal executive office located at 7902 Westpark Drive, McLean, Virginia 22102, no later than March 13, 2004. The Company’s bylaws further specify the procedures to be followed and the information to be furnished by any stockholder in order to bring business before, or to make nominations of directors at, the 2004 annual meeting.

     Conference Call Information

     Sunrise will host a conference call on Thursday February 26, 2004, at 10:00 a.m. ET when Paul Klaassen, chairman and chief executive officer; Thomas Newell, president and Larry Hulse, chief financial officer, will discuss the Company’s fourth-quarter and full-year 2003 financial results. The call- in number is (703) 871-3625 (no password required). Those interested may also go to the Investor Relations section of the Company’s Web site (www.sunriseseniorliving.com) to listen to the earnings call. Those unable to participate in the live call may hear a rebroadcast by dialing (703) 925-2533 (pass code: 378455). The call will be available from 1:00 p.m. ET, February 26 through 11:59 p.m. ET, March 4. In addition, a recording of the call will be available on Sunrise’s Web site. A link to the recorded call and a copy of this earnings release will be available on the Company’s Web site in the investor relations section.

     Sunrise Senior Living is the nation’s largest provider of senior living services. The McLean, Va.-based Company, which employs more than 30,000 people, operates over 380 senior living communities either open or under construction in the United States, United Kingdom, Canada and Germany with a combined resident capacity of more than 42,000. Sunrise communities offer a full range of personalized senior living services, from independent living, to assisted living, to care for individuals with Alzheimer’s and other forms of memory loss and nursing and rehabilitative care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise please visit http://www.sunriseseniorliving.com.

Estimates of future earnings are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, development and construction risks, acquisition risks, licensing risks, business conditions, competition, changes in interest rates, the Company’s ability to execute on its sale/manage back program, market factors that could affect the value of the Company’s properties, the risks of downturns in economic conditions generally, success in integrating Marriott Senior Living Services operations, satisfaction of closing conditions and availability of financing for development and acquisitions. These and other risks are detailed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

For general media calls, please contact Sarah Evers, vice president, External Communications at (703) 744-1620.

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SUNRISE SENIOR LIVING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,	December 31,
	2003	2002

ASSETS
Current Assets:
Cash and cash equivalents	$102,548	$173,119
Accounts receivable, net	46,329	21,648
Notes receivable — affiliates	28,976	10,180
Deferred income taxes	23,570	15,873
Prepaid expenses and other current assets	34,472	33,566

Total current assets	235,895	254,386
Property and equipment, net	412,228	299,683
Properties held for sale	—	337,233
Notes receivable — affiliates	48,377	77,112
Management contracts and leaseholds, net	82,395	12,140
Costs in excess of assets acquired, net	106,139	32,749
Investments in unconsolidated senior living properties	73,834	64,375
Investments	5,610	5,610
Other assets	45,320	32,863

Total assets	$1,009,798	$1,116,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$111,382	$48,016
Deferred revenue	31,229	37,316
Current maturities of long-term debt	22,162	29,415

Total current liabilities	164,773	114,747
Long-term debt, less current maturities	200,828	427,554
Investments in unconsolidated senior living properties	3,371	2,901
Deferred income taxes	129,661	96,112
Other long-term liabilities	19,287	7,158

Total liabilities	517,920	648,472
Minority interests	1,603	1,861
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized, 20,987,700 and 22,343,815 shares issued and outstanding in 2003 and 2002	210	223
Additional paid-in capital	273,378	312,952
Retained earnings	221,108	158,931
Deferred compensation — restricted stock	(6,564)	(3,333)
Accumulated other comprehensive income (loss)	2,143	(2,955)

Total stockholders’ equity	490,275	465,818

Total liabilities and stockholders’ equity	$1,009,798	$1,116,151

SUNRISE SENIOR LIVING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2003	2002	2003	2002

Operating revenue:
Management services	$267,188	$57,827	$771,947	$183,603
Resident fees	84,182	60,207	340,775	248,098
Income from property sales	12,396	26,817	75,579	74,211

Total operating revenue	363,766	144,851	1,188,301	505,912

Operating expenses:
Management services	238,223	49,132	692,917	156,251
Facility operating	65,291	41,268	254,203	167,354
General and administrative	18,176	10,329	72,596	36,944
Depreciation and amortization	5,022	5,914	16,406	25,317
Facility lease	11,600	2,004	38,511	8,298

Total operating expenses	338,312	108,647	1,074,633	394,164

Income from operations	25,454	36,204	113,668	111,748

Interest income (expense):
Interest income	1,733	2,764	8,869	11,338
Interest expense	(3,136)	(6,488)	(25,440)	(35,458)

Net interest expense	(1,403)	(3,724)	(16,571)	(24,120)

Equity in earnings of unconsolidated senior living properties	232	289	1,161	695
Minority interests	(183)	15	(1,105)	(160)

Income before income taxes	24,100	32,784	97,153	88,163
Provision for income taxes	(8,676)	(12,458)	(34,975)	(33,502)

Net income	$15,424	$20,326	$62,178	$54,661

Net income per common share data:

Basic

Basic net income per common share	$0.76	$0.92	$2.92	$2.44

Basic weighted-average shares outstanding	20,296	22,145	21,298	22,357

Diluted

Diluted net income	$16,545	$21,457	$66,763	$59,271

Diluted net income per common share	$0.67	$0.82	$2.63	$2.23

Diluted weighted-average shares outstanding	24,701	26,101	25,374	26,552

Sunrise Senior Living
Supplemental Information
As of December 2003
($ in millions except average daily rate and per share data)

	Communities		Resident Capacity
	Q4 02	Q4 03	Q4 02	Q4 03
Community Data
Communities managed for third party owners	28	187	2,322	23,651
Communities in joint ventures	100	120	8,781	10,561
Communities consolidated	81	66	5,497	8,539

Total communities operated	209	373	16,600	42,751

Percentage of Total Operating Portfolio
Assisted Living			93%	67%
Independent Living			7%	23%
Skilled Nursing			—	10%

Total			100%	100%

Selected Operating Results
		Q4 02	Q4 03

I. Total Operating Portfolio
Number of communities		209	373
Resident capacity		16,600	42,751
Occupancy		85.79%	86.05%

II. Same-Store Owned Portfolio Operating Results (1)		Q4 02	Q4 03	% Change

Number of communities		130	130	—
Resident capacity		10,613	10,613	—
Revenue		$108.85	$116.90	7.4%
Facility operating expense (2)		$65.92	$74.03	12.3%
Occupancy		89.97%	91.05%	1.2%
Average daily rate (3)		$122.26	$129.37	5.8%

III. Selected Total Portfolio Operating Results (4)
Total revenues of communities under management		$160.5	$417.0
Total G&A expenses as a percentage of total revenues of communities under management		6.4%	4.4%
Total G&A expenses, excluding transition expenses, as a percentage of total revenues of communities under management (5)		6.4%	4.0%

Other Information
Consolidated Debt
Fixed principal amount		$343.3	$181.2
Fixed weighted average rate		6.73%	4.79%
Variable principal amount		$113.7	$41.8
Variable weighted average rate		3.87%	3.27%
Total debt		$457.0	$223.0
Total weighted average rate		6.02%	4.50%

Sunrise Senior Living
Supplemental Information (continued)
As of December 2003
($ in millions except average daily rate and per share data)

		Q4 02	Q4 03
Development Information
Construction in progress		$88.9	$82.5
Capitalized interest		$3.2	$0.8
Capital expenditure		$42.1	$31.4
Pre-tax start-up losses (6)		$(3.3)	$(1.2)

Number of Development Communities to be Opened (Resident Capacity)
	Q1 04	Q2 04	Q3 04	Q4 04

Consolidated communities	—	1(78)	2(123)	1(90)
Joint venture communities	4(368)	1(94)	—	3(292)
Managed communities	—	—	1(87)	3(252)

Notes

(1)	Same-store owned portfolio consists of all communities in which Sunrise has an ownership interest and that were stabilized in both the fourth quarter of 2003 and 2002. This includes consolidated and joint venture communities.

(2)	Facility operating expenses exclude management fee expense paid to Sunrise with respect to same-store joint venture communities in order to make comparisons between consolidated and joint venture communities consistent.

(3)	Average daily rate excludes community fees.

(4)	Includes all revenues for communities operated by Sunrise.

(5)	G&A expenses used in this calculation exclude transition expenses of $2 million and $0 for the three months ended December 31, 2003 and 2002, respectively. In light of the one-time transition expenses associated with the Marriott Senior Living Services transaction, Sunrise believes this calculation is relevant in understanding its recurring G&A expenses as a percentage of revenues.

(6)	Losses incurred during the period for communities opened during the prior twelve months in which Sunrise has an ownership interest.

Sunrise Senior Living, Inc.
Supplemental Business Venture Information
As of December 31, 2003
($ in millions)

							Increase/
							(Decrease)
						Sunrise	in Sunrise
						Guarantee	Guarantee
	Open		Venture	Total	Capital	12/31/03	since
Business Venture Type	Properties	Initial Equity	Debt (1)	Capital	% (2)	(3,4)	12/31/02
Sale/long-term Manage Back Partnerships
Outside Partners/Bank		$311.8	$637.0	$948.8	91%
Sunrise (at market) (5)		77.4	14.5	91.9	9%	$2.2	$—

Total	67	$389.2	$651.5	$1,040.7	100%

Development Joint Ventures (6)
Outside Partners/Bank		$219.9	$724.0	$943.9	88%
Sunrise (7)		54.4	39.6	94.0	12%	$33.1	$(1.2)

Total	46	$274.3	$763.6	$1,037.9	100%

Hospital Partnerships
Outside Partners/Bank		$3.4	$20.0	$23.4	56%
Sunrise		2.1	—	2.1	44%	$9.2	$(0.8)

Total	2	$5.5	$20.0	$25.5	100%

Acquisition Partnerships
Outside Partners/Bank		$4.2	$16.7	$20.9	78%
Sunrise		1.0	—	1.0	22%	$3.9	$—

Total	5	$5.2	$16.7	$21.9	100%

At Home Joint Venture
Outside Partners/Bank		$9.7	$—	$9.7	74%
Sunrise		0.3	3.0	3.3	26%	$—	$—

Total	—	$10.0	$3.0	$13.0	100%

Management Contracts
Sunrise	—	$0.0	$0.0	$0.0	0%	$90.7	$90.7

Total of All Ventures
Outside Partners/Bank		$549.0	$1,397.7	$1,946.7	89%
Sunrise		135.2	57.1	192.3	11%	$139.1	$88.7

Total	120	$684.2	$1,454.8	$2,139.0	100%

Notes (continued)
(1)	-	Represents loan commitments of the ventures from outside lenders and Sunrise at inception.

(2)	-	Sunrise capital percentages include guaranteed debt amounts of Sunrise.

Sunrise Senior Living, Inc.
Supplemental Business Venture Information
As of December 31, 2003
($ in millions)

(3)	-	Debt Guarantees – Sunrise has provided debt guarantees and credit facilities to its business ventures. The $2.2 million in debt guarantees to sale long-term manage-back partnerships are removed upon reaching certain occupancy and debt service coverage targets.

Of the $33.1 million in debt guarantees to development joint ventures, $18.5 million are last dollar debt guarantees on international development. ‘Last dollar’ guarantee means the third-party debt would have to default, the bank would have to enforce any remedies against the borrower, including foreclose, after which Sunrise would have to provide any required funds to make up any difference between the loan amount and the amount recovered from such enforcement. $25.5 million of the $33.1 million in debt guarantees to development joint ventures are removed upon stabilization of the underlying properties.

Sunrise has provided $9.2 million and $3.9 million of debt guarantees to hospital partnerships and acquisition partnerships, respectively, that remain in place throughout the term of the loan.

Sunrise has provided $90.7 million in debt guarantees and financing obligations associated with management contracts. In connection with the acquisition of Marriott Senior Living Services, Inc. in March 2003, CNL Retirement Properties, Inc. agreed to assume the obligation to repay $83 million of life care endowment obligations issued by Marriott Senior Living Services, Inc. with respect to two continuing care retirement communities. To the extent that CNL fails to satisfy this obligation, Sunrise would be required to repay this obligation, the majority of which is expected to be refinanced with proceeds from the issuance of new endowment obligations as new residents enter the communities. The remaining $7.7 million is made up of $2 million of obligations to provide financing under existing credit facilities with respect to four communities, $5 million of obligations to provide credit financing for 22 communities and $0.7 million of payment guarantees under operating agreements with respect to one community.

To date, Sunrise has not been required to fund any debt guarantees. After reviewing the status of construction and budgets of the operating properties in these joint ventures, Sunrise currently does not believe that it will be required to fund any of these debt guarantees. Sunrise generally receives a fee where it provides a debt guarantee.

(4)	-	Development Completion Guarantees – As part of Sunrise’s fee-development for joint ventures, it typically guarantees that properties will be completed at budgeted costs approved by all partners in the joint venture. Budgeted costs always include significant contingency reserves for unforeseen costs and potential overruns. Currently, 17 properties are under construction or in some phase of development and are or will be subject to completion guarantees. Sunrise has over 20 years experience in the development and construction of our prototype properties. Our construction contractors are experienced in building our prototype and assume much of the risk of on-time and on-budget completion by executing fixed-price contracts. Sunrise currently does not expect to fund any amounts under these development completion guarantees during 2004. If amounts are required to be funded by Sunrise, they will typically be loans to the venture.

Operating Deficit Guarantees - As a part of certain management contracts, Sunrise may provide an operating deficit guarantee. This means that if a property has depleted all of its operating reserves and does not generate enough cash flow during a month to cover its expenses, Sunrise would provide a loan to the property to cover the cash shortfall. These guarantees are included with our development joint ventures and usually are provided for a limited period of time. Currently, 27 operating properties are

Sunrise Senior Living, Inc.
Supplemental Business Venture Information
As of December 31, 2003
($ in millions)

subject to a Sunrise operating deficit guarantee and 12 additional properties will be subject a guarantee upon opening. Sunrise has funded $372,000 under these guarantees in 2003 related primarily to three properties and does not expect to fund any additional amounts under these guarantees.

Lease-up Support Arrangements – In certain transactions, Sunrise has provided support arrangements for portfolios that have properties in lease-up. These arrangements are for limited periods of time and require payments if operating cash flow is below stated targets. Based on Sunrise’s expectations of operating performance over the life of the arrangement, Sunrise establishes reserves out of transaction proceeds to fund potential payments. Sunrise currently has three joint venture agreements comprising 47 properties that are subject to lease-up support arrangements. Generally, these arrangements terminate within six and twenty-seven months.

(5)	-	Sunrise’s initial equity in the sale/long-term manage-back partnerships is an implied equity value based on market values/purchase prices established by third-party investors. Sunrise carries its investment in these ventures at historical cost basis on its balance sheet, which totaled $28.6 million at inception.

(6)	-	16 additional properties in development joint ventures are currently under construction.

(7)	-	Debt Provided by Sunrise - Sunrise may agree at inception to provide supplemental financing necessary to complete the construction of the properties owned by the joint ventures. These loans are presented on Sunrise’s balance sheet as notes receivable. These notes are negotiated at prevailing market interest rates. Sunrise monitors the collectibility of these notes based on the value created by successful completion and operation of these properties. Sunrise has not recorded any reserves against these notes and expects that repayment of these notes will be made as required by the terms of the notes. If evidence were to suggest that any amounts with respect to these notes would be uncollectible, Sunrise would be required to establish a reserve to write-down the note to its collectible value.